UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2009

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (404) 715-2600

Registrant’s Web site address:    www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Extension of Transfer Restrictions in Delta’s Amended and Restated Certificate of Incorporation

Delta Air Lines, Inc. filed an Amended and Restated Certificate of Incorporation (the “Certificate”) with the State of Delaware on April 27, 2007 in connection with Delta’s emergence from its Chapter 11 bankruptcy proceedings on April 30, 2007.

Article Twelve of the Certificate is intended to prevent certain transfers of Delta's common stock that, if permitted, could limit the value of Delta's net operating loss carryforwards for U.S. federal income tax purposes.  It provides that, except as may otherwise be agreed to by Delta’s board of directors, any attempted transfer of Delta’s common stock prior to May 1, 2009 (the “Expiration Date”) will be prohibited and void if such transfer would cause the percentage of Delta’s common stock that such transferee or any other person owns or would be treated as owning (applying specific computational rules) to increase to 4.95% or above, or where the transfer would cause an increase in such ownership percentage from 4.95% or above to a greater ownership percentage.  Article Twelve of the Certificate also contains similar provisions restricting the ability of persons who own or would be treated as owning 5% or more of Delta’s outstanding common stock (applying specific computational rules) from transferring their shares without consent of the Delta’s board of directors during the term of the transfer restrictions.  Article Twelve further provides that these restrictions are subject to an extension of up to three years if Delta’s board of directors determines in its reasonable discretion that such extension is necessary to preserve the value of Delta’s net operating loss carryforwards under the Internal Revenue Code.

On April 24, 2009, Delta’s board of directors, with advice from Delta’s tax and legal advisors, extended the Expiration Date to May 1, 2012.  This action did not amend the Certificate.  A complete description of Delta’s capital stock is included in the Form 8-A filed by Delta with the SEC on April 26, 2007.  A copy of the Certificate, which has been annotated to reflect the extension of the Expiration Date, is attached to this Form 8-K as Exhibit 3.1.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 3.1	Amended and Restated Certificate of Incorporation of Delta Air Lines, Inc.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Leslie P. Klemperer
Date: May 1, 2009	Leslie P. Klemperer Vice President and Deputy General Counsel